Exhibit 99.1

Five9 Announces Proposed $650 Million Convertible Notes Offering

SAN RAMON, CALIF. – May 21, 2020 – Five9, Inc. (NASDAQ: FIVN),  a leading provider of the intelligent cloud contact center, today announced its intention to offer, subject to market conditions and other factors, $650 million aggregate principal amount of convertible senior notes due 2025 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Act”). Five9 also expects to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $97.5 million aggregate principal amount of the notes.

The notes will be senior, unsecured obligations of Five9, and interest will be payable semi-annually in arrears. The notes will be convertible into cash, shares of Five9’s common stock (“common stock”), or a combination thereof, at Five9’s election. The interest rate, initial conversion rate and other terms of the notes are to be determined upon pricing of the offering. The notes will also be redeemable at the option of Five9 after a specified date if certain conditions are met.

Five9 expects to use a portion of the net proceeds of the offering of the notes to pay the cost of the capped call transactions described below and to repurchase or exchange a portion of its outstanding 0.125% convertible senior notes due 2023 (the “2023 notes”) (such transactions, the “note repurchases”). The remainder of the net proceeds from the offering would be used for working capital and other general corporate purposes. The consideration for any note repurchase may include cash, shares of Five9’s common stock or a combination thereof. The terms of any note repurchases will depend on factors, including the market price of Five9’s common stock and the trading price of the 2023 notes at the time of such note repurchases. Five9 also expects that holders of the 2023 notes that sell their 2023 notes to Five9, or exchange their 2023 notes with Five9, may enter into or unwind various derivatives with respect to Five9’s common stock and/or purchase or sell shares of Five9’s common stock in the market to hedge their exposure in connection with these transactions. These activities could increase (or reduce the size of any decrease in) the market price of our common stock or the notes. These activities could affect the market price of Five9’s common stock concurrently with the pricing of the notes, and could also result in higher effective conversion prices for the notes.

In connection with the pricing of the notes, Five9 expects to enter into capped call transactions with one or more of the initial purchasers or other financial institutions and/or their respective affiliates (the “option counterparties”). The capped call transactions are expected generally to reduce potential dilution to Five9’s common stock upon any conversion of the notes and/or offset any cash payments Five9 is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap based on the cap price. The cap price of the capped call transactions will be determined upon pricing of the notes. If the initial purchasers exercise their option to purchase additional notes, Five9 expects to enter into additional capped call transactions with the option counterparties.

Five9 expects that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates will purchase shares of Five9’s common stock and/or enter into various derivative transactions with respect to Five9’s common stock concurrently with, or shortly after, the pricing of the notes. These activities could increase (or reduce the size of any decrease in) the market price of Five9’s common stock or the notes at that time.

In addition, Five9 expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to Five9’s common stock and/or by purchasing or selling shares of Five9’s common stock or other securities of Five9 in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period relating to a conversion of the notes). These activities could cause or avoid an increase or a decrease in the market price of Five9’s common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.

The notes will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Forward-Looking Statements

This news release contains certain forward-looking statements, including statements regarding our proposed offering of the notes, our intention to enter into the related capped call transactions and the note repurchases, and the use of proceeds from the notes offering, that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Risks that may cause these forward-looking statements to be inaccurate include, among others: (i) whether we will be able to consummate the offering; (ii) the final terms of the offering and the capped call transactions; (iii) the satisfaction of customary closing conditions with respect to the offering of the notes; (iv) prevailing market conditions; (v) the anticipated use of net proceeds of the offering of the notes which could change as a result of market conditions or for other reasons; (vi) whether the capped call transactions will become effective; (vii) the impact of general economic, industry or political conditions in the United States or internationally, including as a result of the COVID-19 pandemic; and (viii) the other risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in our Securities and Exchange Commission filings and reports, including, but not limited to, our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Such forward-looking statements speak only as of the date hereof and readers should not unduly rely on such statements. We undertake no obligation to update the information contained in this press release, including in any forward-looking statements.

About Five9

Five9 is a leading provider of cloud contact center software for the intelligent contact center space, bringing the power of cloud innovation to customers and facilitating more than six billion call minutes annually. Five9 provides end-to-end solutions with omnichannel routing, analytics, WFO and AI to increase agent productivity and deliver tangible business results. The Five9 Genius platform is reliable, secure, compliant and scalable; designed to create exceptional personalized customer experiences.

Investor Relations Contacts:

Five9, Inc.
Barry Zwarenstein
Chief Financial Officer
925-201-2000 ext. 5959
IR@five9.com

The Blueshirt Group for Five9, Inc.
Lisa Laukkanen
415-217-4967
Lisa@blueshirtgroup.com

Source: Five9, Inc.